Exhibit 21.1 Subsidiaries of the Registrant

Name of Subsidiary               State of Incorporation   Name Under Which Subsidiary Is Doing Business
Isis Tele-Communications, Inc.               Delaware      Isis Tele-Communications, Inc.

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